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           [LETTERHEAD OF GOODWIN, PROCTER & HOAR LLP APPEARS HERE]




                                November 26, 1997



Beacon Properties Corporation
50 Rowes Wharf
Boston, MA 02110

         Re:      Certain Federal Income Tax Matters
                  ----------------------------------

Ladies and Gentlemen:

         This opinion is delivered to you in our capacity as counsel to Beacon Properties Corporation (the "Company") in connection with the Company's registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 289,504 shares of the Company's common stock, par value $.01 per share, that may be issued by the Company pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan. This opinion relates to the Company's qualification for federal income tax purposes as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), and the accuracy of the discussion under the heading "Tax Consequences of Participation in the Plan" contained in the Registration Statement.

         In rendering the following opinion, we have examined the Articles of Incorporation and Bylaws of the Company, the agreement of limited partnership of Beacon Properties, L.P. ("Beacon Partnership"), and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein, including the Agreement and Plan of Merger dated September 15, 1997 by and among the Company, Beacon Partnership, Equity Office Properties Trust ("EOP"), and EOP Operating Limited Partnership (the "Merger Agreement"), pursuant to which the Company intends to merge with and into EOP (the "Merger").

         We have reviewed the Registration Statement and the description set forth therein of the Company and its investments and activities. We have relied upon the representations of the Company and its affiliates and certain officers thereof regarding the manner in which the Company has been and will continue to be owned and operated. We have neither independently investigated nor verified such representations, and we assume that such representations are true, correct and complete and that all representations made "to the best of the knowledge and belief" of any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification. We assume that the Company has been and will be operated in accordance with applicable laws and the terms and conditions of applicable documents, and that the descriptions of the Company and its investments, and the proposed investments, activities, operations and governance of the Company set forth in the Registration Statement continue to be true. We also assume that if the proposed Merger is consummated in 1997, EOP will timely mail, on behalf of Beacon for Beacon's final taxable year ending with the Merger, shareholder demand letters that comply with the requirements of Treasury Regulations section 1.857-8, and that EOP will maintain (in a manner prescribed by such regulation) such records of the Company as are necessary for the Company to comply with requirements of Treasury Regulations section 1.857-8 and section 857(a)(2) of the Code (as in effect for the tax years beginning before August 5, 1997). In addition, we have relied on certain additional facts and assumptions described below.

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Beacon Properties Corporation
November 26, 1997
Page 2




         In rendering the opinion set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) the accuracy and completeness of all records made available to us, and (vii) the factual accuracy of all representations, warranties and other statements made by all parties. We also have assumed, without investigation, that all documents, certificates, warranties and covenants on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter.

         The discussion and conclusions set forth below are based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all of which are subject to change. No assurance can therefore be given that the federal income tax consequences described below will not be altered in the future.

         Based upon and subject to the foregoing, and provided that the Company continues to meet the applicable asset composition, source of income, shareholder diversification, distribution, record keeping and other requirements of the Code necessary for a corporation to qualify as a REIT, we are of the opinion that:

         1. Commencing with the Company's first taxable year ended December 31, 1994, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, and the Company's method of operation, as described in the representations referred to above, will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

         2. The statements in the Registration Statement set forth under the heading "Tax Consequences of Participation in the Plan" to the extent such information constitutes matters of law, summaries of legal matters, or legal conclusions, have been reviewed by us and are accurate to all material respects.
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Beacon Properties Corporation
November 26, 1997
Page 3


         We express no opinion herein other than those expressly set forth herein. You should recognize that our opinion is not binding on the Internal Revenue Service (the "IRS") and that the IRS may disagree with the opinion contained herein. Although we believe that our opinion will be sustained if challenged, there can be no assurance that this will be the case. The opinion expressed herein is based upon the law as it currently exists. Consequently, future changes in the law may cause the federal income tax treatment of the transactions described herein to be materially and adversely different from that described above.

         We consent to being named as counsel to the Company in the Registration Statement, to the references in the Registration Statement to our firm and to the inclusion of a copy of this opinion letter as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ Goodwin, Procter & Hoar LLP

                                        GOODWIN, PROCTER & HOAR LLP